Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2023, with respect to the consolidated financial statements of DISH Network Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm in the heading “Interests of Named Experts and Counsel” in the registration statement.

/s/ KPMG LLP

Denver, Colorado
May 19, 2023